Exhibit 99.1

Hi-Tech Pharmacal Reports Sales of $56.9 Million and EPS of $1.04 for the Second Quarter Ended October 31, 2011

AMITYVILLE, N.Y. - December 5, 2011 - Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) today reported results for the Company’s fiscal second quarter ended October 31, 2011.

Quarterly Results

Net sales for the three months ended October 31, 2011 were $56,875,000, an increase of $12,219,000 or 27% compared to the net sales of $44,656,000, for the three months ended October 31, 2010.

Net sales for generic pharmaceuticals for the three months ended October 31, 2011 were $48,667,000, an increase of $12,106,000 or 33%, compared to sales of $36,561,000 for the respective prior fiscal period. The increase was primarily due to stronger sales of Fluticasone Propionate nasal spray. Sales of Fluticasone Propionate increased to $23,000,000 from $17,300,000 in the comparable quarter as the Company sold more units at a lower average price. The Company also benefited from sales of Gabapentin oral solution, launched in February 2011, Ranitidine oral solution, launched in May 2011, Levofloxacin oral solution, launched in June 2011 and Lidocaine sterile jelly, launched in September 2011.  Increased sales of the Company’s Clobetasol line of topical products and Buprenorphine also contributed to the results.

ECR Pharmaceuticals contributed $3,511,000 to sales in the current period, a decrease of $1,234,000 or 26%, compared to sales of $4,745,000 for the respective fiscal 2011 period. The decrease was primarily due to the discontinuation of the extended release versions in the Lodrane® line of antihistamines. Increased sales of recently acquired products, including Tussicaps®, partially offset the decrease in sales for the quarter.

Net sales for the Health Care Products division, which markets the Company’s OTC branded products, were $4,697,000, an increase of $1,347,000, or 40%, compared to $3,350,000 reported for the same period last year. The increase was primarily due to stronger sales of Zostrix® and Diabetiderm®.

Cost of goods sold increased to $23,479,000 or 41% of net sales, for the three months ended October 31, 2011 from $19,525,000, or 44% of net sales, for the three months ended October 31, 2010. The decrease in cost of goods sold as a percentage of net sales is primarily due to increased sales of Fluticasone Propionate nasal spray, and the impact of newly launched products such as Gabapentin oral solution, Levofloxacin oral solution and Lidocaine sterile jelly, which all have higher than average margins.

Research and product development costs for the three months ended October 31, 2011 increased slightly to $2,468,000, compared to $2,402,000 for the same period ended October 31, 2010.

Selling, general and administrative expense increased to $11,859,000 from $8,628,000 for the three months ended October 31, 2011 and 2010, respectively. This increase is primarily due to increased amortization associated with product acquisitions in the ECR Pharmaceuticals subsidiary and increased advertising in the Health Care Products division.

For the three months ended October 31, 2011, the Company recorded net income from continuing operations of $13,783,000, a 32% increase over income from continuing operations of $10,423,000, for the same period in the prior year.   On a fully diluted share basis, EPS increased to $1.04 from $0.79 in the prior year.

David Seltzer, President and CEO, commented on the results: “We are very pleased with our continued strong performance this quarter. Our generic drug business continues to excel, led by strong sales of our Fluticasone Propionate nasal spray, as well as other products. Additionally, we reported a significant increase in HCP revenues for the period. This increase was the result of additional distribution of several products and positive response to advertising.

Conference call information

The Company will hold a conference call today to discuss its financial results at 10 a.m. Eastern Time.
To access the conference call, dial toll free 866-804-6922, or 857-350-1668 for international callers, five minutes before the conference. The passcode of the conference call is 71956680.

A replay of the conference call will be available after 1:00 p.m. on December 5, 2011, for one week by calling toll free 888-286-8010, or 617-801-6888 for international callers. The passcode for the replay is 95912270.

Other Information

Hi-Tech currently has fifteen products awaiting approval at the FDA, targeting brand and generic sales of nearly $1 billion, including one product for which the Company has a financial interest which was filed by another company. In addition, Hi-Tech has approximately twenty products in active development targeting brand sales of over $4 billion, including sterile ophthalmic products, oral solutions and suspensions and solid dosage forms.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company's Health Care Products Division is a leading developer and marketer of OTC products for the diabetes marketplace. Hi-Tech's ECR Pharmaceuticals subsidiary markets branded prescription products.

This press release contains certain future projections and forward-looking statements (statements which are not historical facts) with respect to the anticipated future performance of Hi-Tech made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such future projections and forward-looking statements are not assurances, promises or guarantees and investors are cautioned that all future projections and forward-looking statements involve significant business, economic and competitive risks and uncertainties, many of which are beyond Hi-Tech's ability to control or estimate precisely, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results, loss of customers or employees, the possibility that legal proceedings may be instituted against Hi-Tech and other results and other risks detailed from time to time in Hi-Tech's filings with the Securities and Exchange Commission. The actual results will vary from the projected results and such variations may be material. These statements are based on management's current expectations and assumptions concerning the future performance of Hi-Tech and are naturally subject to uncertainty and changes in circumstances. No representations or warranties are made as to the accuracy or completeness of any of the information contained herein, including, but not limited to, any assumptions or projections contained herein or forward-looking statements based thereon. We caution you not to place undue reliance upon any such forward-looking statements which speak only as of the date made, except to the extent specifically dated as of an earlier date. Hi-Tech is under no obligation, and expressly disclaims any such obligation, to update, alter or correct any inaccuracies herein, whether as a result of new information, future events or otherwise.

Contact Information:  Hi-Tech Pharmacal Co., Inc.
William Peters, CFO
(631) 789-8228

	Six Months (Unaudited)		Three Months (Unaudited)
	10/31/11	10/31/10	10/31/11	10/31/10
Net sales	$113,086,000	$83,965,000	$56,875,000	$44,656,000
Cost of goods sold	46,454,000	36,291,000	23,479,000	19,525,000

Gross profit	66,632,000	47,674,000	33,396,000	25,131,000

Selling, general, administrative expenses	21,430,000	17,648,000	11,859,000	8,628,000
Research & product development costs	5,867,000	4,348,000	2,468,000	2,402,000
Royalty expense (income)	(1,395,000)	(2,221,000)	(829,000)	(1,177,000)
Contract research (income)	(28,000)	(617,000)	(1,000)	(429,000)
Interest expense	46,000	22,000	31,000	12,000
Interest (income) and other	(306,000)	(216,000)	(282,000)	(178,000)
Total	$25,614,000	$18,964,000	$13,246,000	$9,258,000

Income from continuing operations before income taxes	41,018,000	28,710,000	20,150,000	15,873,000
Provision for income taxes	13,462,000	9,762,000	6,367,000	5,450,000
Income from continuing operations	27,556,000	18,948,000	13,783,000	10,423,000
(Loss) from discontinued operations, net of tax	0	(297,000)	0	(447,000)
Net income	$27,556,000	$18,651,000	$13,783,000	$9,976,000

Basic net earnings (loss) per common share:
Continuing operations	2.16	1.50	1.08	0.83
Discontinued operations	0.00	(0.02)	0.00	(0.04)
Basic net earnings per common share	$2.16	$1.48	$1.08	$0.79

Diluted net earnings (loss) per common share:
Continuing operations	2.09	1.45	1.04	0.79
Discontinued operations	0.00	(0.02)	0.00	(0.03)
Diluted net earnings per common share	$2.09	$1.43	$1.04	$0.76

We Weighted average shares outstanding:
Basic	12,744,000	12,577,000	12,761,000	12,585,000
Effect of potential common shares	483,000	477,000	543,000	459,000
Diluted	13,227,000	13,054,000	13,304,000	13,044,000